Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Applied Micro Circuits Corporation:

We consent to the use of our report dated May 30, 2014, with respect to the consolidated balance sheets of Applied Micro Circuits Corporation and its subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2014, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

August 14, 2014